Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

RHOMBUS HOLDING CORPORATION,

RHOMBUS MERGER CORPORATION,

and

RYERSON INC.

July 24, 2007

Section 9.7	Severability	56

Section 9.8	Governing Law	56

Section 9.9	Jurisdiction	56

Section 9.10	Service of Process	56

Section 9.11	Assignment	56

Section 9.12	Expenses	57

Section 9.13	Headings	57

Section 9.14	Waivers	57

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 24, 2007 (this “Agreement”), by and among Ryerson Inc., a Delaware corporation (the “Company”), Rhombus Holding Corporation, a Delaware corporation (“Parent”), and Rhombus Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”).

WHEREAS, the respective boards of directors of Parent, Sub and the Company have approved, and have determined that it is advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent and Sub upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” means any inquiry, offer or proposal made by any Person or group of Persons other than Parent, Sub or any Affiliate thereof, other than the transactions contemplated by this Agreement, relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the consolidated total revenues or consolidated total assets of the Company and its Subsidiaries, taken as a whole, or securities of the Company representing 25% or more of the outstanding voting capital stock of the Company or any tender offer, exchange offer, merger, reorganization, consolidation, share exchange or other business combination that if consummated would result in any Person or group of Persons beneficially owning 25% or more of the outstanding voting capital stock of the Company.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Benefit Plans” has the meaning set forth in Section 4.8(a).

“Book-Entry Shares” has the meaning set forth in Section 3.1(e).

“Business Day” means a day, other than a Saturday, Sunday or another day on which commercial banking institutions in New York are authorized or required by Law to be closed.

“CBAs” has the meaning set forth in Section 4.15(b).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 3.1(e).

“Change in Recommendation” has the meaning set forth in Section 6.3(e).

“CIC Plans” has the meaning set forth in Section 6.4(b).

“Cleanup” means all actions required to investigate, monitor, prepare reports and risk assessments, cleanup, remove, treat, remediate, encapsulate or perform other response actions relating to the Release or threat of Release of Hazardous Materials in accordance with Environmental Laws.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Plans” means the Company’s 2002 Incentive Stock Plan, 1999 Incentive Stock Plan, 1996 Incentive Stock Plan, 1995 Incentive Stock Plan and Directors’ Compensation Plan, each as amended.

“Company Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, properties, financial condition or operations of the Company and its Subsidiaries, taken as a whole, or the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that the effects of changes that are generally applicable to (i) the industries and markets in which the Company and its Subsidiaries operate, (ii) the United States economy or (iii) the United States securities markets shall be excluded from the determination of Company Material Adverse Effect; and provided , further, that any adverse effect on the Company and its Subsidiaries resulting from (A) the execution of this Agreement, the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (B) any acts of terrorism or war, (C) changes in any Laws or accounting regulations or principles applicable to the Company or any of its

Subsidiaries, (D) any other action required by Law, contemplated by this Agreement or taken at the request of Parent or Sub, (E) any failure by the Company or its Subsidiaries to meet analysts’ or internal earnings estimates or financial projections in and of itself, or (F) the failure of Parent to consent to any of the actions proscribed in Section 6.1, shall also be excluded from the determination of Company Material Adverse Effect.

“Company Option” has the meaning set forth in Section 3.3(a).

“Company Recommendation” has the meaning set forth in Section 4.20.

“Company Requisite Vote” has the meaning set forth in Section 4.20.

“Company SEC Reports” has the meaning set forth in Section 4.5.

“Company Special Meeting” has the meaning set forth in Section 6.7(a).

“Company Termination Fee” means $25 million in cash plus the Termination Expenses, provided that if this Agreement is terminated in accordance with Article VIII by Parent or the Company either (i) during the period beginning on the date of this Agreement and ending at the No-Shop Period Start Time or (ii) in a circumstance in which the event giving rise to the right of termination is based on the submission to the Company of a written offer or proposal that constituted an Acquisition Proposal made during the period beginning on the date of this Agreement and ending at the No-Shop Period Start Time, then “Company Termination Fee” means $15 million in cash plus the Termination Expenses.

“Competition Act” means the Competition Act (Canada).

“Confidentiality Agreement” has the meaning set forth in Section 6.2.

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation, whether written or oral.

“Convertible Notes” has the meaning set forth in Section 4.2(a).

“Convertible Notes Indenture” means the Indenture dated as of November 10, 2004 among the Company, Ryerson Procurement Corporation and The Bank of New York Trust Company, N.A., as trustee, relating to the Convertible Notes.

“Convertible Preferred Stock” has the meaning set forth in Section 3.1(c).

“Debt Commitment Letters” has the meaning set forth in Section 5.9.

“Debt Financing” has the meaning set forth in Section 5.9.

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 3.4.

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Claim” means any claim, notice, directive, action, cause of action, investigation, suit, demand, abatement order or other order, by a Governmental Entity or any third party, alleging liability arising out of, based on, or resulting from, (a) the presence or Release of any Hazardous Materials at a location, currently or formerly owned or operated by the Company, or at any third party location at which the Company has sent, or caused to be sent, Hazardous Materials or (b) any violation of any Environmental Law.

“Environmental Laws” means all applicable Laws relating to pollution or protection of human health, safety or the environment or natural resources, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), (“CERCLA”) the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar foreign, state and local statutes, in effect as of the date hereof, and any regulations promulgated thereto.

“Equity Commitment Letter” has the meaning set forth in Section 5.9.

“Equity Financing” has the meaning set forth in Section 5.9.

“ERISA” has the meaning set forth in Section 4.8(a).

“ERISA Affiliate” has the meaning set forth in Section 4.8(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Financing” has the meaning set forth in Section 5.9.

“Financing Agreements” has the meaning set forth in Section 6.10(b).

“Financing Commitments” has the meaning set forth in Section 5.9.

“GAAP” has the meaning set forth in Section 4.5.

“Governmental Entity” has the meaning set forth in Section 4.4.

“Hazardous Materials” means any hazardous substance as defined in 42 U.S.C. § 9601(14), any hazardous waste as defined by 42 U.S.C. § 6903(5), any pollutant or contaminant as defined by 42 U.S.C. § 9601(33), any toxic substance, oil or hazardous material or other chemical or substance (including, without limitation, asbestos in any form, urea formaldehyde, perchlorate or polychlorinated biphenyls) regulated by or forming the basis of liability under any Environmental Laws and all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“ICA” means the Investment Canada Act (Canada).

“Indemnified Parties” has the meaning set forth in Section 6.6(a).

“Insured Parties” has the meaning set forth in Section 6.6(b).

“Intellectual Property” has the meaning set forth in Section 4.13.

“Investors” has the meaning set forth in Section 5.9.

“knowledge” means such facts and other information that as of the date of determination are actually known to the chief executive officer, executive vice presidents, chief financial officer, chief information officer, chief accounting officer, vice president—finance, vice president - human resources, general counsel or deputy general counsel of the referenced party, in each case after reasonable inquiry.

“Law” means any federal, state, provincial, county, regional, local or foreign law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, permit, agency requirement or permit of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.12(b).

“Leases” has the meaning set forth in Section 4.12(b).

“Lenders” has the meaning set forth in Section 5.9.

“Licenses” has the meaning set forth in Section 4.10.

“Liens” has the meaning set forth in Section 4.12(a).

“Material Contracts” has the meaning set forth in Section 4.17.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Net Debt” means the aggregate amount of indebtedness for borrowed money (including overdrafts and funds required to cover checks-in-transit in excess of $45,000,000) net of, without duplication (i) borrowings of amounts used to actually pay tax withholding obligations on behalf of employees in connection with the settlement of stock options and restricted stock required under the CIC Plans and the Company Equity Plans, as applicable; (ii) borrowings of amounts used to actually pay performance share awards and deferred director fees required under the CIC Plans and the Company Equity Plans, as applicable; (iii) borrowings of amounts to actually fund the Amended and Restated Ryerson Change in Control Severance Trust consisting of up to $5,000,000; and (iv) cash on hand (other than any restricted cash on hand in connection with (iii) above).

“No-Shop Period Start Time” has the meaning set forth in Section 6.3(a).

“Non-Union Employees” has the meaning set forth in Section 6.4(a).

“Offering Materials” has the meaning set forth in Section 6.10(d).

“Option Consideration” has the meaning set forth in Section 3.3(a).

“Owned Real Property” has the meaning set forth in Section 4.12(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” means the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Material Adverse Effect” means any material adverse change in, or material adverse effect on, (i) the business, properties, financial condition or operations of Parent and its Subsidiaries, taken as a whole or (ii) the ability of Parent or Sub to consummate the transactions contemplated hereby.

“Parent Plans” has the meaning set forth in Section 6.4(a).

“Parent Termination Fee” has the meaning set forth in Section 8.2(c).

“ Paying Agent” has the meaning set forth in Section 3.2(a).

“Performance Award” has the meaning set forth in Section 3.3(c).

“Performance Award Consideration” has the meaning set forth in Section 3.3(c).

“Permitted Encumbrances” has the meaning set forth in Section 4.12(a).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Proxy Statement” has the meaning set forth in Section 6.7(a).

“Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater, other subsurface media or real property.

“Representatives” has the meaning set forth in Section 6.2.

“Restricted Stock Award” has the meaning set forth in Section 3.3(b).

“Rights Agreement” means the Rights Agreement, as amended and restated as of April 1, 2004, between the Company and The Bank of New York, as rights agent.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Sub” has the meaning set forth in the Preamble.

“Subsidiary” means, as to any Person, any Person (i) of which such first Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, (ii) of which such first Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions, or (iii) that such first Person controls directly or indirectly through one or more intermediaries, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Superior Proposal” means any Acquisition Proposal involving (A) assets that generate more than 50% of the consolidated total revenue of the Company and its Subsidiaries, taken as a whole, or (B) assets that constitute more than 50% of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, or (C) more than 50% of the total voting power of the equity securities of the Company, in each case that the board of directors of the Company (x) after consulting with its financial advisor and (y) after taking into account all such factors and matters deemed relevant in good faith by the board of directors of the Company, including legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby, determines in good faith is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including, income, gross receipts, excise, real or personal property, sales, withholding, social security, employment, unemployment, severance, national insurance (or other similar contributions or payments), occupation, capital, stamp, use, service, service use, value added, windfall profits, license, net worth, payroll, franchise, estimated transfer and recording taxes, fees and charges, customs, duties or similar fees, levies or assessments imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties, fines or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“Termination Expenses” means an amount, not to exceed $5,000,000, equal to the reasonable out-of-pocket expenses (including fees and expenses of outside counsel, accountants, investment bankers, financing sources, experts and consultants to Parent or Sub or any of their Affiliates) incurred by Parent or Sub or on their behalf in connection with or related to the due diligence investigation of the Company, the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation of the Proxy Statement, the obtaining of financing and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“UBS” has the meaning set forth in Section 4.21.

“Union Employees” has the meaning set forth in Section 6.4(c).

Section 1.2 Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

(c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the party to which such information or documents are to be made available.

(e) The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to July 24, 2007, unless the context requires otherwise requires.

(f) References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder, in effect as of the date of this Agreement.

(g) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Company and Sub shall consummate a merger (the “Merger”) pursuant to which (i) Sub shall merge with and into the Company and the separate corporate existence of Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in the DGCL.

Section 2.2 Effective Time. Parent, Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be filed on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Delaware as provided in the DGCL, and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon in writing by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

Section 2.3 Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m., Central Time, on a date to be specified by the parties, which shall be no later than two Business Days after the later to occur of (i) the satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and (ii) October 3, 2007 or such earlier date as Parent may designate by written notice to the Company delivered at least two Business Days prior thereto, or such other time and date as may be agreed to by the parties hereto. The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois, unless another place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).

Section 2.4 Certificate of Incorporation and By-laws of the Surviving Corporation. The Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation. The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such by-laws.

Section 2.5 Directors and Officers of the Surviving Corporation. The directors of Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

ARTICLE III

CONVERSION OF SHARES

Section 3.1 Conversion of Shares.

(a) At the Effective Time, each share of the Company’s common stock, par value $1.00 per share (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(d) hereof and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $34.50 in cash (the “Merger Consideration”), without any interest thereon.

(b) Each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of the common stock, par value $1.00 per share, of the Surviving Corporation.

(c) Each share of the Company’s Series A $2.40 Cumulative Convertible Preferred Stock (the “Convertible Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Convertible Preferred Stock to be cancelled pursuant to Section 3.1(d) hereof and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration, without any interest thereon.

(d) All shares of Common Stock and Convertible Preferred Stock that are owned by the Company as treasury stock and any shares of Common Stock or Convertible Preferred Stock owned by Parent, Sub or any other direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time shall, at the Effective Time, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e) At the Effective Time, each share of Common Stock and Convertible Preferred Stock converted into the right to receive the Merger Consideration without any interest thereon pursuant to Section 3.1(a) and Section 3.1(c) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Common Stock or Convertible Preferred Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Common Stock or Convertible Preferred Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock or Convertible Preferred Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Common Stock or Convertible Preferred Stock held by them.

Section 3.2 Exchange of Certificates and Book-Entry Shares Representing Common Stock.

(a) At or prior to the Closing, Parent shall deliver or cause to be delivered, in trust, to The Bank of New York, or such other paying agent mutually acceptable to Parent and the Company (the “Paying Agent”), for the benefit of the holders of shares of Common Stock and Convertible Preferred Stock converted into the right to receive Merger Consideration at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration (such cash being hereinafter referred to as the “Consideration Fund”) to be paid to such holders pursuant to this Section 3.2.

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, and the Book-Entry Share or Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c) The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be in (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment or (ii) money market mutual or similar funds having assets in excess of $1,000,000,000. Earnings on the Consideration Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund. If, at any time prior to the first anniversary of the Effective Time, any holder of Dissenting Shares fails to perfect, or effectively withdraws or loses such holder’s right to dissent from the Merger under the DGCL, Parent shall promptly provide, or cause the Company to promptly provide, additional funds to the Paying Agent in the amount of Merger Consideration payable with respect to Dissenting Shares held by such holder. From and after the Effective Time, Parent covenants and agrees that it shall maintain sufficient cash-on-hand or availability under its credit facilities to be able to meet its obligation under this Section 3.2(c).

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock and Convertible Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.

(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Corporation or, at Parent’s direction, Parent. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation or Parent for payment of their claim for Merger Consideration in respect thereof.

(f) Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof.

(g) Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Law relating to the payment of Taxes.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

(i) Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 3.3 Stock Options and Other Equity-Based Awards.

(a) Each option to purchase Common Stock issued by the Company and outstanding at the Effective Time, whether or not vested or exercisable (“Company Option”), will at the Effective Time be automatically cancelled, and the holder of each such Company Option will be entitled to receive from the Company as of the Effective Time, cash, without interest, equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of each such Company Option, multiplied by (b) the number of shares of Common Stock covered by such Company Option (the aggregate amount of such cash, the “Option Consideration”), with such payment to be subject to applicable Tax withholding.

(b) Not later than immediately prior to the Effective Time, the Company shall take all such actions as may be required to cause each restricted stock award granted under the Company’s 2002 Incentive Stock Plan or any other equity-based compensation plan (taking into account, if applicable, any such provisions with respect to such restricted stock grant as provided in the CIC Plans) and outstanding immediately before the Effective Time (each, a “Restricted Stock Award”) to fully vest as of the Effective Time and such Restricted Stock Award shall be canceled and the shares of Common Stock issued pursuant to such Restricted Stock Award shall be converted into the right to receive the Merger Consideration, without interest, in the same manner as other shares of Common Stock under Section 3.1.

(c) Each performance award granted under the Company’s 2002 Incentive Stock Plan (each, a “Performance Award”) shall be cancelled effective as of the Closing in exchange for a cash payment to be made by the Company at the Closing in the amount provided by the applicable underlying award agreement and, if applicable, by the CIC Plans (the aggregate amount of such cash, the “Performance Award Consideration”), without interest, with such payment to be subject to applicable Tax withholding.

(d) For the avoidance of doubt, in applying Article III of this Agreement regarding the treatment of stock options and other equity-based awards, the provisions of any award agreements and the provisions of any CIC Plans regarding a change in control shall be applied first and immediately prior in time to the application of Article III of this Agreement, and any stock options that are paid or settled in Common Stock upon a change in control under the terms of such agreements and CIC Plans shall be treated for purposes of Article III of this Agreement (including Section 3.1(a)) as resulting in Common Stock that is issued and outstanding immediately prior to the Effective Time.

(e) Prior to the Effective Time, the Company, its Board of Directors and the Compensation Committee of the Board of Directors shall take all such actions permitted under the Company’s 2002 Incentive Stock Plan and any other Company Equity Plan, the stock option agreements, Restricted Stock Awards or Performance Awards or agreements relating thereto and otherwise, to effectuate the provisions of this Section 3.3. The Company shall cause each of the Company Equity Plans to be terminated according to their terms, effective as of and conditioned upon, the Closing; provided that any amounts payable under the terms of such Company Equity Plans or the CIC Plans shall remain payable pursuant to such terms.

Section 3.4 Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock or Convertible Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has properly exercised his appraisal rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as set forth herein, unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Common Stock or Convertible Preferred Stock, and Parent shall have the opportunity to reasonably participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 3.5 Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Common Stock or Convertible Preferred Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), or stock dividend or stock distribution, the Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this sentence.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Reports filed by the Company prior to the date of this Agreement (excluding any risk factors or “forward-looking statements”) or in the Company Disclosure Schedule, the Company represents and warrants to Parent and Sub as follows:

Section 4.1 Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent a copy of the certificate of incorporation, bylaws or equivalent organizational documents for the Company and each of the Company’s Subsidiaries, each of such documents is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any provision of its respective certificate of incorporation, by-laws or equivalent organizational documents.

Section 4.2 Capitalization.

(a) As of June 30, 2007, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, 26,670,386 of which were issued and outstanding, 23,885,964 of which were held by the Company in treasury, 11,872,455 of which were reserved for issuance upon conversion of the Company’s $175 million of outstanding 3.50% Convertible Senior Notes due 2024 (the “Convertible Notes”), 74,451.5 of which were reserved for issuance upon conversion of the Convertible Preferred Stock, and 3,125,096 of which were reserved for issuance pursuant to the Company Equity Plans, and (ii) 15,000,000 shares of preferred stock, par value $1.00 per share, (A) 295,094 of which are designated as Convertible Preferred Stock, of which 74,451.5 were issued and outstanding and (B) 600,000 of which are designated as Series D Junior Participating Preferred Stock and are reserved for issuance upon exercise of the preferred stock purchase rights issued pursuant to the Rights Agreement. As of June 30, 2007, Company Options are outstanding for 1,478,356 shares of Common Stock, Restricted Stock Awards are outstanding for 134,101 shares of Common Stock (all of which shares are included in the calculation of the 26,670,386 shares of Common Stock outstanding on such date) and Performance Awards are outstanding with respect to 1,220,200 Performance Awards (of which, a maximum of 715,909 Performance Awards will be entitled to receive Performance Award Consideration if the Effective Time occurs prior to December 31, 2007). As of June 30, 2007, outstanding options for 54,900 shares of Common Stock at an exercise price of $21.9262 had been granted in tandem with stock appreciation rights and are included in the total outstanding Company Options. As of June 30, 2007, the Company directors held an aggregate of 82,240.14 phantom stock units and employees held a total of 88,362.44196 phantom stock units. Each Company Option was issued in compliance in all material respects with the terms of the relevant Company Equity Plan and all applicable state and federal securities laws. Section 4.2(a) of the Company Disclosure Schedule sets forth, as of June 30, 2007, a list of (1) for each outstanding Company Option, the optionee’s name, the date of grant, the number of shares of Common Stock issuable upon exercise of such Company Option and the exercise price, (2) for each outstanding Restricted Stock Award, the grantee’s name, the date of grant and the number of shares of Common Stock subject to such Restricted Stock Award and the vesting date, (3) for each outstanding Performance Award, the grantee’s name and the date of grant, (4) for each director deferred compensation plan account, the number and value of phantom stock units and the value of the deferred cash account and (5) for each phantom stock unit held by an employee in the Ryerson Nonqualified Savings Plan, the name of the employee and the number of phantom stock units. The Company has made available to Parent a true and correct copy of the award agreement for each outstanding Performance Award. All the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, other than pursuant to the Convertible Notes, the Convertible Preferred Stock, the Rights Agreement, the Company Equity Plans and the Ryerson Non-Qualified Savings Plan, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) stock appreciation rights, phantom stock shares or similar rights to payment based upon the performance, value or market price of the capital stock of the Company or any of its Subsidiaries, (iii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iv) irrevocable proxies, stockholder agreements, voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. The issuance and sale of the shares of capital stock described in this Section 4.2(a) have been in compliance in all material respects with United States federal and state securities laws. Neither the Company nor any of its Subsidiaries has agreed to register any securities under the Securities Act or under any state securities laws or granted registration rights to any Person. As of the date hereof, except for the cash dividend declared on May 11, 2007 on shares of the Common Stock and Convertible Preferred Stock and payable on August 1, 2007, no dividend or other distribution payable in cash, stock, property or otherwise has been declared in respect of the Common Stock or Convertible Preferred Stock. None of the Company’s Subsidiaries owns any shares of capital stock of the Company or any option or warrant to acquire capital stock of the Company.

(b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all liens, pledges, security interests or other encumbrances. The name and jurisdiction of incorporation or organization for each of the Company’s Subsidiaries is set forth in Section 4.2(b) of the Company Disclosure Schedule.

(c) Neither the Company nor any of its Subsidiaries own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than Subsidiaries of the Company and interests set forth in Section 4.2(c) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other Person.

Section 4.3 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of its stockholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by its board of directors and, except for, with respect to the Merger, obtaining the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock and Convertible Preferred Stock, voting together as a single class, and the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, subject to approval by the Company’s stockholders (and assuming due and valid authorization, execution and delivery hereof by Parent and Sub), is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4 Consents and Approvals; No Violations. Except for (a) filings pursuant to the HSR Act, the Competition Act, the ICA and any required filings or notifications under any foreign antitrust or competition laws, (b) applicable requirements of and filings with the SEC under the Exchange Act, (c) filings with the New York Stock Exchange, (d) the filing of the Certificate of Merger and (e) applicable requirements under corporation or “blue sky” laws of various states, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (iv) require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a “Governmental Entity”); except in the case of clauses (ii), (iii) and (iv) for such violations, breaches, defaults, terminations, cancellations or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain (A) would not, individually or in the aggregate, have a Company Material Adverse Effect, or (B) would occur or be required as a result of the business or activities in which Parent or Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Parent or Sub.

Section 4.5 SEC Reports. The Company has filed all reports and other documents with the SEC required to be filed or furnished by the Company since December 31, 2005 (such documents, together with any current reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”). As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act.

(b) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act of 2002, neither the Company nor any of its Subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

Section 4.6 No Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course of business since December 31, 2006, (b) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, (c) liabilities and obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect and (d) other liabilities and obligations that are otherwise the subject of any other representation or warranty contained in this Article IV, since December 31, 2006, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC.

Section 4.7 Absence of Certain Changes. Except as contemplated by this Agreement, since March 31, 2007 through the date hereof, (a) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Sections 6.1(a) through 6.1(o) if taken after the date hereof. Except as contemplated by this Agreement, since December 31, 2006, there has not been any change, event or occurrence which, individually or in the aggregate has had, or could reasonably be expected to have, a Company Material Adverse Effect.

Section 4.8 Employee Benefit Plans; ERISA.

(a) Section 4.8(a) of the Company Disclosure Schedule sets forth a list of each deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, drug, health, disability, life insurance and other “welfare” plan, fund or program (whether or not a “welfare plan” within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)); each profit-sharing, stock bonus, pension, savings, retirement savings, supplemental pension or other “ employee pension” plan, fund or program (whether or not an “employee pension plan” within the meaning of section 3(2) of ERISA); each material employment, termination or severance agreement (including any such agreement with any director, officer or key employee); and each other material fringe or employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (any such trade or business, an “ERISA Affiliate”), or to which the Company or any of its Subsidiaries or an ERISA Affiliate is party or has or would reasonably be expected to have any liability, whether written or oral (the “Benefit Plans”). The Company has made available to Parent a true and complete copy of each Benefit Plan and all amendments thereto (or in the case of any Benefit Plan that is not in writing, a written description thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the United States Internal Revenue Service, (iii) any summary plan description, (iv) in respect of any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA, any communications in the prior two years concerning the Company’s, Subsidiary’s, or ERISA Affiliate’s potential withdrawal liability or regarding the Benefit /Plan’s status as insolvent, in reorganization or endangered, (v) any material communication to or from any Governmental Entity in respect of such Benefit Plan in the prior two years and (vi) for the most recent year, if any, (A) the Form 5500 and the required attachments and schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b) Each Benefit Plan is now and has been operated in all material respects in accordance with the requirements of all applicable Laws, including ERISA and the Code, and their terms.

(c) Each Benefit Plan intended to qualify under section 401(a) of the Code and each trust intended to qualify under section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the United States Internal Revenue Service with respect to each such Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable treasury regulations of the Code or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Benefit Plan. There are no existing circumstances nor any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Benefit Plan.

(d) With respect to each Benefit Plan that is not a “multiemployer plan” within the meaning of section 3(37) or 4001(a)(3) of ERISA or except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) no material liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, (ii) to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability under Title IV of ERISA, (iii) the Pension Benefit Guaranty Corporation has not instituted proceedings under section 4042 of ERISA to terminate any Benefit Plan and, to the knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted, (iv) no reportable event, as described in Section 4043 of ERISA, has occurred (other than any event for which the reporting obligation has been waived) and (v) there are no existing circumstances requiring the posting of security or which may reasonably be expected to result in the imposition of a lien on any assets of the Company and its Subsidiaries. Neither the Company, any of its Subsidiaries, nor any of its or their ERISA Affiliates has engaged in any transaction described in Section 4069 or 4212(c) of ERISA.

(e) There are no material unresolved claims or disputes under the terms of, or in connection with, any Benefit Plan (other than routine undisputed claims for benefits). As of the date hereof, the Company has not received notice of the commencement of any action, legal or otherwise, with respect to any such material claim.

(f) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment under a Benefit Plan or (ii) accelerate the time of payment or vesting of benefits, or materially increase the amount of compensation, due any such employee, officer or director under a Benefit Plan.

(g) Without limiting the foregoing, with respect to each Benefit Plan:

(i)(A) neither the Company nor any of its Subsidiaries, nor any trustee or any fiduciary of any such Benefit Plans that are subject to ERISA and the Code, has engaged in any prohibited transaction within the meaning of Sections 406 or 407 of ERISA or Section 4975 of the Code with respect to any such Benefit Plans that could result in the imposition of any material liability on such Benefit Plan or the Company or any of its Subsidiaries; (B) all contributions required under ERISA and the Code to be made to any such Benefit Plan as of the date hereof (taking into account any extensions for the making of such contributions) have been timely made in full and all such Benefit Plans are (to the extent so required by the terms of such Benefit Plan or applicable Law) fully funded; and (C) no Benefit Plan that is subject to ERISA and the Code is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code;

(ii) no Benefit Plan that is a “defined benefit plan” subject to ERISA and the Code has an “accumulated funding deficiency”, whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA and neither the Company nor any of its Subsidiaries has an outstanding funding waiver with respect to any such Benefit Plan; and

(iii) neither the Company nor any of its Subsidiaries has any obligations for retiree health or life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the Law of any state or locality.

(h) Each Benefit Plan that is subject to Section 409A of the Code has been operated and administered in good faith compliance with such Section 409A, including with the requirements of any regulations issued under Section 409A of the Code.

(i) No Benefit Plans provide for the payment of any amount that would not be deductible under Sections 162(a)(1) or 404 of the Code or that would constitute an “excess parachute payment” pursuant to Section 280G of the Code.

(j) Any Canadian Benefit Plan which is subject to the laws of any jurisdiction in Canada (i) has been maintained in all material respects in accordance with all applicable legal requirements and with its terms; (ii) if intended to qualify for special tax treatment, meets all requirements for such treatment; (iii) is fully funded on both a going concern basis and a solvency basis and has been fully accrued for on the consolidated financial statements of the Company; and (iv) if required to be registered, has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities. No Benefit Plan is subject to the laws of any jurisdiction outside of the United States or Canada.

(k) Prior to the date hereof, the Company has not contributed any funds to the Amended and Restated Ryerson Change in Control Severance Trust, other than an initial contribution of $1,000.

(l) Without limiting the generality of the foregoing, with respect to any Benefit Plan maintained in Canada: (i) no such plan is a multiemployer pension plan or benefit plan as such terms are understood in Canada, (ii) any conversion of such plan from a defined benefit pension plan to a defined contribution pension plan is valid and has been duly approved by the applicable regulatory authorities, (iii) any employer pension contribution holiday taken by the Company or any of its Subsidiaries under any such plan is valid and (iv) there has been no withdrawal or improper use or transfer of funds from any such plan.

Section 4.9 Litigation. There is no action, claim, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the knowledge of the Company, threatened, that would, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is or are subject to any order, writ, judgment, injunction, decree or award that would, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, there are no SEC inquiries or investigations or other inquiries or investigations by a Governmental Entity pending or, to the knowledge of the Company, threatened, in each case, regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

Section 4.10 Compliance with Law. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties, (b) the Company and its Subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities (“Licenses”), necessary to conduct their respective business as currently conducted and (c) the Company and its Subsidiaries are in compliance with the terms of such Licenses. Notwithstanding the foregoing, this Section 4.10 shall not apply to employee Benefit Plans, Taxes, Environmental Laws or labor matters, which are the subject exclusively of the representations and warranties in Section 4.8, Section 4.11, Section 4.14, and Section 4.15, respectively.

Section 4.11 Taxes.

(a) Each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns are true, correct and complete in all material respects and (ii) timely paid or accrued (in accordance with GAAP) all material Taxes (whether or not shown on such Tax Returns) other than such Taxes as are being contested in good faith by the Company or its Subsidiaries.

(b) There are no material ongoing federal, state, local or foreign audits, examinations or proposed adjustments of any Tax Return of the Company or its Subsidiaries or any other proceedings, deficiencies or refund litigation with respect to any such Tax Return, and to the knowledge of the Company no such matters have been threatened in writing.

(c) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company), (ii) has any material liability for the Taxes of any Person (other than the Company or any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise, or (iii) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement.

(e) There are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Company SEC Reports filed after December 31, 2006 and prior to the date hereof, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith.

(f) The Company and its Subsidiaries have (i) collected all Taxes that they are required to collect under applicable Law and have remitted or are holding and will remit on a timely basis all such Taxes that become due and payable, to the appropriate Governmental Entity and (ii) properly withheld all income, social security and similar Taxes and paid all payroll Taxes with respect to all persons properly characterized as employees of the Company or its Subsidiaries for Tax purposes.

(g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in a distribution which would constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(h) Neither the Company nor any of its Subsidiaries has engaged in a transaction that the United States Internal Revenue Service has identified by regulation or other form of published guidance as a listed transaction, as set forth in Treasury Regulations Section 1.6011-4(b)(2).

(i) The use of the last-in, first-out (“LIFO”) method to value the inventory held by the Company and its Subsidiaries is a proper tax accounting method, and the tax basis of such LIFO inventory has been determined in all material respects in accordance with the applicable provisions under the Code.

Section 4.12 Tangible Assets.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good title to all the tangible properties and assets that (i) were reflected in the balance sheet included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 included in the SEC Reports as being owned by the Company or one of its

Subsidiaries (except assets sold or otherwise disposed of since the date thereof in the ordinary course of business), or (ii) were acquired by the Company or one of its Subsidiaries after the date of such balance sheet and have not been sold or otherwise disposed of in the ordinary course of business, in each case, free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever (collectively, “Liens”), except (A) Liens for Taxes not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings, (B) mechanics’, materialmen’s, workers’, landlords’, and other statutory Liens with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings, (C) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially adversely affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) mortgages, deeds of trust, security interests or other encumbrances and liens securing, or related to, indebtedness reflected on the consolidated financial statements of the Company (the items set forth in clauses (A), (B), (C) and (D) collectively being referred to herein as “Permitted Encumbrances”).

(b) Section 4.12(b) of the Company Disclosure Schedule sets forth a true and complete list of (i) each parcel of real property occupied by the Company or any of its Subsidiaries pursuant to a lease, sublease, license or similar agreement (individually or collectively, as the context may dictate, the “Leased Real Property”), (ii) the address for each such Leased Real Property, and (iii) an identification of the applicable lease, sublease, license or other agreement therefor and any and all amendments, modifications and side letters relating thereto (collectively, the “Leases”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (A) each Lease is in full force and effect and is valid and binding on the Company or its Subsidiary that is party thereto and, to the knowledge of the Company, each other party thereto; (B) there currently exists no uncured breach or default under any Lease by the Company or its Subsidiary that is party thereto or, to the knowledge of the Company, any other party thereto; (C) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by the Company or its Subsidiary that is a party thereto or, to the knowledge of the Company, any other party thereto; (D) the Company or its Subsidiaries that is either the tenant or licensee, as applicable, named under each Lease has a good and valid leasehold interest in the Leased Real Property which is subject to such lease; and (E) to the knowledge of the Company, there are no pending or threatened condemnation proceedings related to any of the Leased Real Property.

(c) Section 4.12(c) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned in fee by the Company or any of its Subsidiaries (individually or collectively, as the context may dictate, the “Owned Real Property”) and the address of each such Owned Real Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has good title to the Owned Real Property and to all of the buildings, structures and other improvements thereon free and clear of all Liens, except for Permitted Encumbrances; (ii) there are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any Person to purchase any Owned Real Property; and (iii) there are no pending or, to the knowledge of the Company, threatened condemnation proceedings related to any of the Owned Real Property.

(d) There are no leases, subleases, licenses or similar agreements granting to any Person other than the Company and its Subsidiaries the right of use or occupancy of any material portion of the Owned Real Property or the Leased Real Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company, all of the buildings, structures and other improvements located at each parcel of the Owned Real Property and the Leased Real Property are adequate and suitable for the purposes for which they are currently being used.

Section 4.13 Intellectual Property. Section 4.13 of the Company Disclosure Schedule sets forth, for the intellectual property registrations and applications owned by the Company or any of its Subsidiaries, a list of all U.S. and foreign: (i) patents and patent applications; (ii) trademark registrations and applications; (iii) copyright registrations and applications; and (iv) Internet domain names. As of the date of this Agreement, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) the Company and its Subsidiaries own, or to the knowledge of the Company have the right to use, all patents, inventions, copyrights, software, trademarks, service marks, trade names, Internet domain names, trade dress, trade secrets, know-how, proprietary information, mask work, proprietary processes, formulae, and inventions, and all other intellectual property rights of any kind or nature, together with goodwill (collectively, “Intellectual Property”), as are necessary for their businesses as currently conducted, (b) there is no claim pending or, to the knowledge of the Company, threatened, that the Company or any of its Subsidiaries infringes any Intellectual Property owned by any third party, (c) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing any Intellectual Property owned by any third party, (d) to the knowledge of the Company, no third party is infringing any Intellectual Property owned by the Company or its Subsidiaries and (e) the Company and its Subsidiaries are not a party to any claim, suit or other action, and to the knowledge of the Company, no claim, suit or other action is threatened against any of them, that challenges the validity, enforceability or ownership of, or the right to use, sell or license, any Intellectual Property owned by the Company or its Subsidiaries.

Section 4.14 Environmental.

(a) Each of the Company and its Subsidiaries is in material compliance with all Environmental Laws, which compliance includes the possession and maintenance, in full force and effect, by the Company and its Subsidiaries of material permits, licenses, registrations, approvals and other governmental authorizations required for their current operations under applicable Environmental Laws and compliance with the terms and conditions thereof.

(b) Neither the Company nor any of its Subsidiaries has received written notice of or is subject to any proceeding with respect to, any material Environmental Claims against the Company or any Subsidiary, and to the knowledge of the Company, no such Environmental Claims have been threatened and no investigations with respect to any such Environmental Claims are pending. Except with respect to matters that have been fully resolved, neither the Company nor any of its Subsidiaries has received written notice that the Company or any of its Subsidiaries has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986) or with respect to any other site undergoing Cleanup at which any Hazardous Materials which the Company or any of its Subsidiaries generated, transported or disposed of have been found.

(c) To the knowledge of the Company, (i) with respect to the real property currently owned, leased or operated by the Company or any of its Subsidiaries (and, to the actual knowledge of the persons listed under the definition of “knowledge” herein, with no duty of inquiry, with respect to any real property formerly owned, leased or operated by the Company or any of its Subsidiaries), there have been no material Releases of Hazardous Materials that require a Cleanup or would otherwise result in any material liability to the Company or any of its Subsidiaries under any Environmental Law, (ii) no underground tank or other underground storage receptacle for Hazardous Materials is located on the real property currently owned, leased or operated by the Company or any of its Subsidiaries; and (iii) the Company and its Subsidiaries have complied in all material respects with the requirements of Environmental Law regarding the generation, use, transportation and disposal of Hazardous Materials.

Section 4.15 Labor Matters.

(a) As of the date hereof, there are no pending or, to the knowledge of the Company, threatened strikes, lockouts, work stoppages or slowdowns involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has experienced any strike, lockout, work stoppage or slowdown involving its employees since June 1, 2003 through the date hereof. To the knowledge of the Company, as of the date hereof, there is no labor union organizing activity involving any employees of the Company or any of its Subsidiaries.

(b) Section 4.15(b) of the Company Disclosure Schedule lists all collective bargaining agreements (the “CBAs”) between the Company or one of its Subsidiaries and a labor union or labor organization, as of the date hereof. Copies of all such CBAs have been made available to Parent. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any other collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. The Company and its Subsidiaries have complied in all material respects with their obligations in, and are not in material default under, any of the CBAs.

(c) There is no unfair labor practice charge, labor arbitration or grievance pending or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries, except for any such charge, arbitration or grievance that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, employment discrimination, equal opportunity and labor relations, except for noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e) To the knowledge of the Company, as of the date hereof, no executive officer of the Company or any of its Subsidiaries has given notice of resignation or retirement, or notice of any intent to resign or retire in connection with or following the Merger, to the Company or any of its Subsidiaries.

Section 4.16 Insurance . The Company and its Subsidiaries maintain policies of insurance in such amounts and against such risks as are customary in the industry in which the Company and its Subsidiaries operate. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all insurance policies of the Company and its Subsidiaries are in full force and effect and will not be affected by, or terminate or lapse by reason of, this Agreement or the consummation of the transactions contemplated hereby.

Section 4.17 Contracts

(a) Section 4.17 of the Company Disclosure Schedule sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “ Material Contract “ means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its subsidiaries or any of their respective properties or assets is bound (other than Benefit Plans) that:

(i) are required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) contain covenants binding upon the Company or any of its Subsidiaries that materially restrict the ability of the Company or any of its Subsidiaries to compete in any business or with any Person or in any geographic area that, in each case, are material to the Company and its Subsidiaries, taken as a whole, except for Leases and any such Contract that may be canceled (and with respect to which such restrictions shall immediately be terminated in connection with such cancellation) without any penalty or other liability to the Company or any of its Subsidiaries upon notice of 60 days or less;

(iii) are a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole;

(iv) is an indenture, credit agreement or loan agreement pursuant to which any indebtedness for borrowed money of the Company of any of its Subsidiaries is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of its Subsidiaries and any such Contracts entered into in the ordinary course of business which relate to obligations which do not exceed $10,000,000;

(v) were entered into after December 31, 2006 or are not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of capital stock or other equity interests of another Person or of assets constituting a business for aggregate consideration in excess of $10,000,000;

(vi) which by its terms calls for aggregate payments by the Company and its Subsidiaries under such Contract of more than $25,000,000 over the remaining term of such Contract (other than this Agreement, Contracts subject to clause (iv) above, purchase orders for the purchase of inventory, services or equipment in the ordinary course of business consistent with past practice or Leases); or

(vii) with respect to any acquisition or divestiture of capital stock or other equity interests of another Person or of assets constituting a business pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $10,000,000.

(b)(i) Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, in each case in all material respects, and (ii) there is no material default under any Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or any of its Subsidiaries. The Company has made available to Parent true and complete copies of each Material Contract, including any amendments or modifications thereto.

Section 4.18 Interested Party Transactions. Since December 31, 2006, no event has occurred or transaction entered into that would be required to be reported as a “certain relationship” or “related transaction” pursuant to Item 404 of Regulation S-K promulgated by the SEC under the Exchange Act.

Section 4.19 Proxy Statement . The Proxy Statement will not, at the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub for inclusion or incorporation by reference therein. The Proxy Statement will, at the time of the Company Special Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.20 Board Vote; Company Requisite Vote; Takeover Statutes . At or prior to the date hereof, the Board of Directors of the Company, at a meeting duly called and held, has, by unanimous vote of all directors present, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interest of the Company’s stockholders; (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger; and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger (the “ Company Recommendation “). Assuming the accuracy of the representations and warranties of Parent and Sub in Section 5.12 , (i) the affirmative vote of holders of a majority of the outstanding shares of Common Stock and Convertible Preferred Stock, voting together as a single class, is the only vote of holders of any class of securities of the Company which are required to adopt this Agreement (the “ Company Requisite Vote “) and (ii) the Company Board of Directors has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to this Agreement or the transactions contemplated hereby, including the Merger. In connection with the Company Requisite Vote, each holder of shares of Common Stock and Convertible Preferred Stock entitled to vote at the Company Special Meeting is entitled to one vote per share. To the knowledge of the Company, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby.

Section 4.21 Brokers or Finders . No investment banker, broker, finder, consultant or intermediary other than UBS Investment Bank (“ UBS “), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. A true and complete copy of all agreements relating to any obligations of the Company or its Subsidiaries to UBS have been provided to Parent.

Section 4.22 Opinion of Financial Advisor . The Company has received the opinion of UBS, dated as of July 24, 2007, to the effect that, as of such date, and based upon and subject to the matters set forth in the opinion, the consideration to be received by the holders of Common Stock pursuant to the Merger is fair, from a financial point of view, to such stockholders.

Section 4.23 Rights Agreement. The Company has taken all actions necessary to render the Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement solely by reason of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 4.24 No Other Representations. Except for the representations and warranties contained in this Article IV, neither the Company or any Subsidiary of the Company nor any other Person acting on behalf of the Company or any such Subsidiary, makes any representation or warranty, express or implied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Sub is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent and Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the articles of incorporation and bylaws or other equivalent organizational documents of Parent and Sub, as currently in effect, and neither Parent nor Sub is in violation of any provision of its articles of incorporation or bylaws or other equivalent organizational documents.

Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Parent and Sub and no other action on the part of Parent or Sub is necessary to adopt this Agreement or to authorize the execution and delivery by Parent and Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub (and assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of Parent and Sub, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3 Consents and Approvals; No Violations. Except for (a) filings pursuant to the HSR Act, the Competition Act, the ICA and any required filings or notifications under any foreign antitrust or competition laws, (b) applicable requirements under the Exchange Act, (c) the filing of the Certificate of Merger and (d) applicable requirements under corporation or “blue sky” laws of various states, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational document) of Parent or Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) require on the part of Parent or Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii), (iii) and (iv) for such violations, breaches, defaults, terminations, cancellations or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Parent Material Adverse Effect.

Section 5.4 Absence of Certain Changes. Since December 31, 2006, Parent has not suffered a Parent Material Adverse Effect.

Section 5.5 Compliance with Law. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Parent or any of its Subsidiaries or any of their respective assets and properties.

Section 5.6 Sub’s Operations. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.7 Proxy Statement. None of the information supplied by Parent or Sub for inclusion in the Proxy Statement will, at the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.8 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.9 Sufficient Funds. Section 5.9 of the Parent Disclosure Schedule sets forth complete and accurate copies of (a) executed commitment letters (the “Debt Commitment Letters”) from the lenders named therein (the “Lenders”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) and (b) executed commitment letter (the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Financing Commitments”) from the investors named therein (the “Investors”), pursuant to which the Investors have committed to invest the amounts set forth therein, subject to the terms and conditions set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides, and will continue to provide, that the Company is a third-party beneficiary thereof. As of the date hereof, and as of the Closing, the funds provided by the Financing, together with Parent’s cash on hand (as of the date hereof and as of the Effective Time), are sufficient to fully fund all of Parent’s and Sub’s obligations under this Agreement, including payment of the aggregate Merger Consideration, Option Consideration and Performance Award Consideration and payment of all fees and expenses related to the transactions contemplated by this Agreement and any refinancing of indebtedness of Parent or the Company or their respective Subsidiaries in connection therewith. Except as set forth in the Financing Commitments, there are no conditions precedent to the respective obligations of the Lenders to fund the Debt Financing or of the Investors to fund the Equity Financing. There are no other agreements, side letters or arrangements that would permit the Lenders to reduce the amount of the Debt Financing, that would permit the Investors to reduce the amount of the Equity Financing or that could otherwise affect the availability of the Debt Financing or the Equity Financing. The Equity Commitment Letter has been duly executed and delivered by, and is a legal, valid and binding obligation of, Parent and the Investor or Investors party thereto, and each of the Debt Commitment Letters has been duly executed and delivered by, and is a legal, valid and binding obligation of, Parent and all other parties thereto. As of the date hereof, each of the Financing Commitments is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect. All commitment and other fees required to be paid under the Financing Commitments on or prior to the date hereof have been paid and, as of the date hereof, to the knowledge of Parent, there is no fact or occurrence existing that would make any of the statements (including assumptions) set forth in any of the Financing Commitments inaccurate. Assuming no breach or default by the Company under this Agreement, there is no fact or occurrence known to Parent or Sub as of the date of this Agreement that would cause the conditions to funding of the Financing not to be satisfied at or before the Effective Time, and neither Parent nor Sub has reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments.

Section 5.10 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby), (i) none of the Surviving Corporation or any of its Subsidiaries will have incurred debts beyond its ability to pay such debts as they mature or become due, the then present fair salable value of the assets of each of the Surviving Corporation and each of its Subsidiaries will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (ii) the assets of each of the Surviving Corporation and each of its Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iii) none of the Surviving Corporation or any of its Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent, Sub, the Company or any Subsidiary of the Company.

Section 5.11 Share Ownership. None of Parent, Sub or any of their respective Affiliates beneficially owns any Common Stock.

Section 5.12 Interested Stockholder. Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated thereby for purposes of the applicable provisions of the DGCL, none of Parent, Sub or their respective Affiliates was at any time an “interested stockholder” (as defined in section 203 of the DGCL) with respect to the Company.

Section 5.13 Absences of Arrangements with Management. Other than this Agreement and as set forth on Section 5.13 of the Parent Disclosure Schedule, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or board of directors, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.14 Investigation by Parent and Sub. Each of Parent and Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Sub has been provided access to the properties, premises and records (including via an electronic data room) of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Parent and Sub has relied solely upon its own investigation and analysis, and each of Parent and Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Sub or their Representatives in the electronic data room, confidential information memorandum or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV.

Section 5.15 WTO Investor Status. Each of Parent and Sub is a “WTO investor” as defined in the ICA.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations of the Company. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in the Company Disclosure Schedule, the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will:

(a) except for Common Stock to be issued or delivered pursuant to the Company Options, Restricted Stock Awards, Convertible Notes and Convertible Preferred Stock outstanding on the date hereof or pursuant to the Company’s Equity Plans as in effect on the date hereof with respect to new hires consistent with past practice, issue, deliver, grant, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, grant, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof, or (iii) any restricted stock awards or performance awards under the Company Equity Plans or any phantom stock, stock appreciation rights or similar rights;

(b) except pursuant to the Company’s Equity Plans as in effect on the date hereof, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding capital stock of the Company or any of its Subsidiaries;

(c) split, combine, subdivide or reclassify any capital stock or declare, set aside for payment or pay any dividend in respect of any capital stock or otherwise make any payments to stockholders in their capacity as such, other than (i) with respect to the Company, the payment of the previously declared cash dividend on the Common Stock payable on August 1, 2007 and the declaration and payment of the required quarterly cash dividends payable with respect to the Convertible Preferred Stock (but with the understanding and agreement that no further cash dividends will be declared on the Common Stock prior to the earlier to occur of the Effective Time or the termination of this Agreement; provided, however, that the Company may pay a dividend of $0.05 per share on Common Stock payable on or after November 1, 2007 if the Effective Time has not occurred prior to such date, it being understood any such dividend may be declared and have a record date prior to November 1, 2007 with payment contingent on the Effective Time not occurring by November 1, 2007) and (ii) dividends by a wholly owned Subsidiary of the Company;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

(e) make any acquisition of (whether by merger, consolidation or acquisition of stock), make any investment in any interest in, or acquire all or substantially all the assets of, any corporation, partnership or other business organization or division thereof, except for acquisitions, investments or assets that do not exceed $5,000,000 in the aggregate;

(f) sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, other than sales or dispositions of less than $10,000,000 in the aggregate;

(g) other than in the ordinary course of business consistent with past practice, enter into or amend in any material respect any Material Contract; provided that nothing herein shall preclude the Company and its Subsidiaries from negotiating or entering into successor agreements to the CBAs referenced in Section 4.15(b).

(h) except as contemplated in the Company’s capital expenditure budget for the current fiscal year previously provided to Parent, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $5,000,000 or capital expenditures which are, in the aggregate, in excess of $15,000,000;

(i) except for borrowings under the existing credit facilities of the Company and its Subsidiaries, incur any material indebtedness for borrowed money, or assume or guarantee the obligations of any Person with respect to any material indebtedness for borrowed money, or make any loans, advances or capital contributions to any other Person (other than to the Company or a Subsidiary of the Company), in each case, other than (i) in the ordinary course of business, pursuant to letters of credit or otherwise, or (ii) any commodity or currency sale or hedging agreements, in each case in the ordinary course of business and which can be terminated on 90 days or less notice without penalty;

(j) (A) grant any increases in the compensation or fringe benefits of any of the Company’s directors, officers or key employees, except for regular annual increases in base salary for key employees in the ordinary course of business and in accordance with past practice, (B) enter into any new employment or severance agreements with any such director, officer or key employee, (C) amend any existing employment or severance agreements with any such director, officer or key employee or (D) amend the Ryerson Severance Plan or the Amended and Restated Ryerson Change in Control Severance Trust (or any schedule or attachment thereto); provided that the Company may enter into employment and severance agreements with new hires consistent with past practice;

(k) except as may be contemplated by this Agreement, establish, adopt, terminate or amend any of its material Benefit Plans or fund or make any contribution to any Benefit Plan or any related trust or other funding vehicle, other than (i) regularly scheduled contributions to trusts funding qualified plans and (ii) as may be required to comply with applicable Law;

(l) change any of the accounting methods used by the Company unless required by GAAP or applicable Law;

(m) other than in the ordinary course of business consistent with past practice or as required by applicable Law, (i) enter into any settlement or compromise of any material Tax liability, (ii) enter into any closing agreement relating to any material Tax or (iii) surrender any right to claim a material Tax refund;

(n) settle or compromise any litigation except if the amount paid to the other party (including as reimbursement of legal fees and expenses) does not exceed $1,000,000 or, if greater, the total incurred case reserve amount for such matter, as of the date of this Agreement, maintained by the Company; or

(o) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.2 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants, consultants and debt financing sources and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books and records of the Company and its Subsidiaries and to the officers and employees of the Company and its Subsidiaries, and during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Sub if such disclosure would, in the reasonable judgment of the Company, (i) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party (provided, that at the request of Parent, the Company shall use its commercially reasonable efforts to obtain the consent of any such party to such disclosure) or (ii) jeopardize any attorney-client or other legal privilege; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any environmental investigations or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement. The confidentiality agreement, dated February 22, 2007 (the “Confidentiality Agreement”), between UBS Securities LLC, as representative of the Company, and Platinum Equity Advisors, LLC shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder.

Section 6.3 Acquisition Proposals.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. New York City time on August 18, 2007 (the “No-Shop Period Start Time”), the Company and its Subsidiaries and their respective officers, directors, employees and other Representatives shall have the right to: (i) initiate, solicit and encourage, whether publicly or otherwise, Acquisition Proposals, including by way of providing access to non-public information pursuant to one or more confidentiality agreements; provided that (A) the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent and (B) the Company shall not disclose (and shall not permit any of its Representatives to disclose) the terms of the Financing Commitments to any Person, except to the extent such terms are otherwise publicly available; and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b) During the period from the No-Shop Period Start Time to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, the Company will not, and will cause its Subsidiaries not to, and will use its reasonable best efforts to cause the Company’s and its Subsidiaries’ respective officers, directors, employees and other Representatives not to, (i) initiate or solicit or knowingly encourage, directly or indirectly, any inquiries with respect to, or the making of, any Acquisition Proposal or (ii) except as permitted below, (A) engage in negotiations or discussions with, or furnish access to its properties, books and records or provide any information or data to, any Person relating to an Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement in connection with the actions contemplated by Section 6.3(c)). Except with respect to any written offer or proposal that constituted an Acquisition Proposal made during the period beginning on the date of this Agreement and ending at the No-Shop Period Start Time, from and after the No-Shop Period Start Time, the Company shall, and shall direct each of its Representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than Parent or Sub) that has made or indicated an intention to make an Acquisition Proposal.

(c) Notwithstanding anything to the contrary in this Agreement, following the No-Shop Period Start Time and at any time prior to obtaining the Company Requisite Vote, in the event that the Company receives an unsolicited written Acquisition Proposal, the Company and its board of directors may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any information and access to, any Person making such Acquisition Proposal and its Representatives or potential sources of financing if the Company’s board of directors determines in good faith, after consultation with its counsel and financial advisor, that such Person is reasonably likely to submit to the Company an Acquisition Proposal that is a Superior Proposal. In addition, nothing herein shall restrict the Company from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.

(d) From and after the No-Shop Period Start Time, the Company will promptly (and in any event within 48 hours) notify Parent of the receipt by the Company of any Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal. From and after the No-Shop Period Start Time, the Company will keep Parent reasonably informed of the status and details of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto and will promptly notify Parent of any determination by the Company’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.

(e) From and after the No-Shop Period Start Time, the board of directors of the Company shall not (i) approve, endorse or recommend a Superior Proposal or enter into a definitive agreement with respect to a Superior Proposal or (ii) modify or amend in a manner adverse to Parent or withdraw the Company Recommendation ((i) or (ii) above being referred to as an “Change in Recommendation”); provided, however, that the board of directors of the Company may, at any time prior to obtaining the Company Requisite Vote, make a Change in Recommendation if (i) the board of directors of the Company determines, in good faith (after consultation with its counsel), that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law or (ii) in response to a Superior Proposal.

(f) Notwithstanding anything to the contrary contained in this Agreement, from and after the No-Shop Period Start Time, the Company may not make a Change in Recommendation unless (i) it notifies Parent in writing of its intention to take such action at least three (3) Business Days prior to taking such action, specifying the material terms of any applicable Superior Proposal and identifying the Person(s) making such Superior Proposal, and (ii) with respect to clause (i) of the definition of “Change in Recommendation,” Parent does not make, after being provided with reasonable opportunity to negotiate with the Company and its Representatives, within such three (3) Business Day period, an offer that the Board of Directors of the Company determines, in good faith after consultation with its counsel and financial advisors, is at least as favorable to the Company’s stockholders as such Superior Proposal.

Section 6.4 Employee Benefits.

(a) For a period of one (1) year following the Effective Time, Parent agrees to provide compensation and employee benefit plans, programs, arrangements and policies (including severance, bonus and incentive plans, programs and arrangements but not including any Company Equity Plans or any other equity-based agreements, plans or arrangements) for the benefit of employees of the Company and its Subsidiaries who are not represented by a union or labor organization (the “Non-Union Employees”) that in the aggregate are no less favorable to such employees than the compensation arrangements and the Benefit Plans in place at the date of this Agreement and as they may be amended consistent with this Agreement. With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries following the Effective Time adopted in replacement of any Benefit Plan and in which Non-Union Employees participate (the “Parent Plans”), for purposes of determining eligibility to participate, vesting and entitlement to benefits (but not for accrual of pension benefits) service with the Company and its Subsidiaries as constituted at the Effective Time (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods or evidence of insurability requirements. Each Parent Plan shall waive pre-existing condition limitations to the extent waived or not applicable under the applicable Benefit Plan. Non-Union Employees shall be given credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the year in which the Effective Time occurs under a corresponding Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan. Subject to the foregoing provisions of this Section 6.4(a), nothing herein shall prevent the amendment or termination of any Benefit Plan or interfere with the Surviving Corporation’s right or obligation to make changes to any Benefit Plan in accordance with the terms of the Benefit Plan.

(b) As of the Effective Time, Parent shall cause the Surviving Corporation and the appropriate Subsidiaries of Parent and the Surviving Corporation to honor (promptly and without modification) in accordance with their terms those incentive, bonus, individual benefit, employment, employment termination, severance and other compensation agreements, plans and arrangements, including the Company’s change in control, general severance and retention plans, indemnification agreements with the Company’s directors and officers, director compensation plans, deferral arrangements and split-dollar life insurance policies and any “rabbi trust” or similar plan, in each case existing immediately prior to the execution of this Agreement and which are set forth in Section 4.8 of the Company Disclosure Schedule (collectively, the “CIC Plans”), but not including any Company Equity Plans or other equity-based agreements, plans or arrangements, other than the Director Compensation Plan’s cash and cash deferred account components (it being understood that the references to “CIC Plans” below in this Section 6.4(b) only shall not include the Company Equity Plans or other equity-based agreements, plans or arrangements, other than the Director Compensation Plan’s cash and cash deferred account components). Parent shall not, and shall cause the Surviving Corporation to not, terminate the CIC Plans or amend them in any manner without the consent of the affected officer, director or employee, except as may be otherwise authorized by any such CIC Plan for the purpose of complying with applicable Law, including Section 409A of the Code, for a period of one (1) year immediately following the Effective Time (or such longer period as may be provided under each respective CIC Plan). Parent hereby guarantees the payment and performance by the Surviving Corporation of such obligations assumed by Surviving Corporation pursuant to this Section 6.4(b). Within one (1) business day of the Closing, the Surviving Corporation shall make, and Parent shall cause the Surviving Corporation to make, the contribution to the Amended and Restated Ryerson Change in Control Severance Trust set forth on Section 6.4(b) of the Company Disclosure Schedule. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 6.4(b) are intended to be for the benefit of, and shall be enforceable by, each Non-Union Employee.

(c) With respect to employees of the Company and its Subsidiaries who are represented by a union or labor organization (the “Union Employees”), Parent agrees to assume and honor or cause to be assumed and honored all CBAs listed on Section 4.15(b) of the Company Disclosure Schedule and any successor agreements thereto and provide such Union Employees with compensation and benefits as set forth in the CBAs and any successor agreements thereto.

(d) The provisions of this Section 6.4, other than Section 6.4(b), are solely for the benefit of the parties to this Agreement and no current or former employee of the Company or any of its Subsidiaries (including any beneficiary or dependant thereof) or any other person shall be regarded for any purpose as a third-party beneficiary of this Agreement and nothing herein shall be construed as an amendment to any Benefit Plan or Parent Plan for any purpose.

Section 6.5 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be reasonably acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements; provided, that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company’s board of directors has effected any Change in Recommendation or shall have resolved to do so.

Section 6.6 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time, Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries or corporate parents (the “Indemnified Parties”) against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law, and Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by Law. The certificate of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the certificate of incorporation and by-laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties.

(b) Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s

Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided that Parent and the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that are no less advantageous to the Insured Parties; provided, however, that after the Effective Time, Parent and the Surviving Corporation shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. Alternatively, at Parent’s option, Parent may cause the Surviving Corporation to purchase at or after the Effective Time, or at the Company’s option, the Company may purchase prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such “tail” prepaid policy has been obtained, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(c) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.6.

(d) This Section 6.6 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.6 and the certificate of incorporation and by-laws of the Surviving Corporation.

(e) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.6.

Section 6.7 Proxy Statement.

(a) The Company shall, in accordance with applicable Law and its certificate of incorporation and by-laws, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Special Meeting”) as soon as practicable following the date hereof and in no event later than 40 days (or such other date on which the parties may agree in writing) after the date on which all SEC comments to the Proxy Statement have been resolved, for the purpose of considering the adoption of this Agreement and the approval of the Merger. In connection with the Company Special Meeting, as soon as practicable following the date hereof, the Company shall prepare and file with the SEC a proxy statement (together with all amendments and supplements thereto, the “Proxy Statement”) relating to the Merger and this Agreement and furnish the information required to be provided to the stockholders of the Company pursuant to the DGCL and any other applicable Laws. The Company shall provide Parent a reasonable opportunity to review and comment on the Proxy Statement (which comments shall be reasonably considered by the Company). The Company will advise Parent promptly of any comments on the Proxy Statement by the SEC and responses thereto or requests by the SEC for additional information. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company shall consult with Parent and reasonably consider its comments prior to responding to SEC comments with respect to the Proxy Statement. Subject to the provisions of this Agreement, the Proxy Statement shall include the Company Recommendation and the Company shall use its reasonable best efforts to obtain the Company Requisite Vote; provided, however that if the Company’s board of directors effects a Change in Recommendation in accordance with Section 6.3(e), the Company may cease to use such efforts. A Change in Recommendation permitted by Section 6.3(e) will not constitute a breach by the Company of this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is terminated in accordance with Section 8.1, the Company, regardless of whether the board of directors has approved endorsed or recommended an Acquisition Proposal or has effected a Change in Recommendation, but in compliance with the DGCL, will call, give notice of, convene and hold the Company Special Meeting as soon as reasonably practicable following the date hereof and will submit this Agreement for adoption by the stockholders of the Company at the Company Special Meeting. Unless required by applicable Law, the Company shall not postpone the Company Special Meeting, or adjourn the Company Special Meeting if a quorum is present, without the prior written consent of Parent.

Section 6.8 [Reserved]

Section 6.9 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities and any third parties any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the United States, and (C) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party and including the timing of the initial filings, which will be made under the HSR Act within ten days after the date of this Agreement and under any applicable competition, antitrust or investment Laws of jurisdictions other than the United States as promptly as practicable after the date of this Agreement; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (vi) permit the other parties to review any material communication delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. Without limiting this Section 6.9, Parent agrees to take, or to cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event, no later than the Termination Date), including proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Parent (or its Subsidiaries) or the Company or otherwise taking or committing to take actions that limit Parent’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Parent (or its Subsidiaries) or the Company, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing. Notwithstanding the foregoing, the Company shall not be obligated to use its reasonable best efforts or take any action pursuant to this Section 6.9 if in the opinion of its board of directors after consultation with its counsel such actions would be inconsistent with the directors’ fiduciary duties to the Company’s shareholders under, or otherwise violate, applicable Law.

Section 6.10 Financing.

(a) Notwithstanding anything contained in this Agreement to the contrary, Parent and Sub acknowledge and agree that Parent’s and Sub’s obligations hereunder are not conditioned in any manner upon Parent’s or Sub’s obtaining any financing. In addition, for the avoidance of doubt, Parent and Sub acknowledge and agree that the existence of any conditions contained in the Financing Commitments or the Financing shall not constitute, nor be construed to constitute, a condition to the consummation of the transactions contemplated by this Agreement.

(b) Parent and Sub shall use their reasonable best efforts to (i) arrange the Financing on the terms and conditions described in the Financing Commitments, (ii) enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing, and (iii) consummate the Financing no later than the Closing. In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments, (A) Parent shall immediately notify the Company and (B) Parent and Sub shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms that are no more adverse to the Company, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section 6.10(b) being referred to as the “Financing Agreements”). Parent and Sub shall, shall cause their Affiliates to, and shall use their reasonable best efforts to cause their Representatives to, comply with the terms, and satisfy on a timely basis the conditions, of the Financing Commitments, any alternative financing commitments, the Financing Agreements and any related fee and engagement letters. Any material breach of the Financing Commitments, the Financing Agreements, any alternative financing commitment and any related fee and engagement letter by Parent or Sub shall be deemed a breach by Parent and Sub of this Section 6.10(b). Parent shall (x) furnish to the Company complete, correct and executed copies of the Financing Agreements promptly upon their execution, (y) give the Company prompt notice of any breach by any party of any of the Financing Commitments, any alternative financing commitment or the Financing Agreements of which Parent or Sub becomes aware or any termination thereof and (z) otherwise keep the Company reasonably informed of the status of Parent’s and Sub’s efforts to arrange the Financing.

(c) The Company shall, and shall cause each of its Subsidiaries to, at Parent’s sole expense, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Such cooperation by the Company and its Subsidiaries shall include, at the reasonable request of Parent, (i) using its reasonable best efforts to cause to be delivered such officer’s certificates as are customary in financings of such type and as are, in the good faith determination of the persons executing such officer’s certificates, accurate, (ii) agreeing to enter into such agreements as are customary in financings of such type, including lock-box, blocked account and similar agreements, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company’s or its Subsidiaries’ assets pursuant to such agreements, as may be reasonably requested, provided that no obligation of the Company or its Subsidiaries under any such agreement, pledge or grant contemplated by this clause (ii) shall be effective until the Effective Time, (iii) using its reasonable best efforts to cause its independent registered public accountants to deliver such comfort letters as are customary in financings of such type, (iv) providing financial and other information in the Company’s or its Subsidiaries’ possession (including financial statements and monthly financial reports of the Company and its Subsidiaries prepared in the ordinary course of business) with respect to the Company and its Subsidiaries, (v) making the Company’s or Subsidiaries’ executive officers reasonably available to assist the lenders providing the Debt Financing, including customary and reasonable participation in road shows, due diligence sessions and sessions with rating agencies, assisting Parent and such lenders in developing financial projections and pro forma financial statements, and otherwise reasonably cooperating in connection with the consummation of the Financing, (vi) permitting the lenders providing the Debt Financing to conduct field audits and facility visits as part of their evaluation of the Company’s assets, cash management and accounting systems and their policies and procedures relating thereto, and (vii) assisting Parent and Merger Sub with their preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, and (viii) providing reasonable cooperation and assistance in connection with any proposed tender offer and consent solicitation with respect to outstanding debt securities. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation or authorize any of corporate action in connection with the Financing (or any replacements thereof) prior to the Effective Time.

(d) Each of Parent and Sub acknowledges and agrees that the Company and its Affiliates and employees of the Company and its Affiliates have no responsibility for any financing that Parent or Sub may raise in connection with the transactions contemplated hereby. Any rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents prepared by or on behalf of Parent or Sub or any of their Affiliates, or Parent’s or Sub’s financing sources, in connection with Parent’s or Sub’s financing activities in connection with the transactions contemplated hereby (collectively, “Offering Materials”) which include any information provided by or on behalf of the Company and its Affiliates shall include a conspicuous disclaimer to the effect that the Company and its Affiliates and employees of the Company and its Affiliates have no responsibility for the content of such Offering Materials and disclaim all responsibility therefor and shall further include a disclaimer with respect to the Company and its Affiliates and employees of the Company and its Affiliates in any oral disclosure with respect to such financing activities.

Section 6.11 Sub and Surviving Corporation. Parent will take all actions necessary to (a) cause Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement and the Financing Commitments, (b) cause Sub to consummate the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness.

Section 6.12 Convertible Notes. At least 10 days prior to the Closing Date, the Company shall send notice of the Merger to the holders of its Convertible Notes outstanding at such time in accordance with the terms of the Convertible Notes Indenture. At least two Business Days prior to the fifteenth day prior to the Closing Date, the Company shall place on its website or publicly announce the proposed Merger in accordance with the terms of the Convertible Notes Indenture.

Section 6.13 FIRPTA Certificate. Unless the Company shall have advised Parent in writing that it is a “United States real property interest” within the meaning of Section 897 of the Code, at the Closing, the Company shall deliver to Parent a certificate that an interest in the Company is not a “United States real property interest” within the meaning of Section 897 of the Code.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Sub, if permissible under applicable Law) of the following conditions:

(a) the Company Requisite Vote shall have been obtained;

(b) no Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement; and

(c) all applicable waiting periods under the HSR Act and the Competition Act shall have expired or been waived or terminated.

Section 7.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

(a) each of the representations and warranties of the Company shall be true and accurate as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing;

(c) Parent shall have received a certificate signed by an executive officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

(d) The Net Debt of the Company and its Subsidiaries immediately prior to Closing shall not exceed (i) $845,000,000 if the Closing Date is on or prior to October 31, 2007, (ii) $815,000,000 if the Closing Date is November 1, 2007 through November 30, 2007 and (iii) $765,000,000 if the Closing Date is after November 30, 2007.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a) each of the representations and warranties of Parent and Sub shall be true and accurate as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Closing; and

(c) the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.1 , Section 7.2 or Section 7.3 , as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.9.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval of this Agreement:

(a) by the mutual written agreement of the Company and Parent.

(b) by either the Company or Parent:

(i) if the Merger shall not have occurred on or prior to November 30, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

(ii) if any Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Merger substantially as contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(iii) if the Company Special Meeting shall have concluded without obtaining the Company Requisite Vote; or

(iv) if the Company’s board of directors shall have effected a Change in Recommendation.

(c) by the Company:

(i) upon a breach of any covenant or agreement on the part of Parent or Sub, or if any representation or warranty of Parent or Sub shall be or become untrue, in any case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by Parent and Sub within thirty (30) days through the exercise of their reasonable best efforts during such thirty (30) day period and Parent and Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.1(c)(i) unless such breach is not cured within such thirty (30) day period; provided, further that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement;

(ii) if the Merger shall not have been consummated on or prior to the date set forth in Section 2.3; or

(iii) prior to obtaining the Company Requisite Vote and subject to the terms and conditions of Section 6.3(d) and (e) in order to accept a Superior Proposal.

(d) by Parent:

(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be or become untrue, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by the Company within thirty (30) days through the exercise of its reasonable best efforts during such thirty (30) day period and the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.1(d) unless such breach is not cured within such thirty (30) day period; provided, further that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Parent if it or Sub has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or

(ii) if the Board of Directors of the Company shall have failed to reaffirm the Company Recommendation within five (5) Business Days after receipt of a written request to do so by Parent.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, Sub and the Company, the obligations pursuant to this Section 8.2, Article IX and the last sentence of Section 6.2 and provided that, notwithstanding anything to the contrary contained in this Agreement, the Equity Commitment Letter and the Confidentiality Agreement shall survive any such termination in accordance with their respective terms. Nothing contained in this Section 8.2 shall relieve Parent, Sub or the Company from liability for fraud or willful breach of this Agreement or the Confidentiality Agreement.

(b) If this Agreement is terminated by (i) the Company pursuant to Section 8.1(c)(iii), (ii) either Parent or the Company pursuant to Section 8.1(b)(iv), (iii) Parent pursuant to Section 8.1(d)(ii) or (iv) either Parent or the Company pursuant to Section 8.1(b)(iii), and in the case of this clause (iv) only, (A) there has been publicly disclosed for the first time after the date of this Agreement and prior to the time of the Company Special Meeting an Acquisition Proposal which is not withdrawn prior to the time of the Company Special Meeting and (B) within six (6) months after such termination, either (1) the Company enters into a definitive agreement with respect to a transaction pursuant to such Acquisition Proposal, which transaction is later consummated with the Person that made such Acquisition Proposal, or (2) a transaction included within the definition of an Acquisition Proposal is consummated with such Person, then, in any of the cases described in the foregoing clauses (i) through (iv), the Company shall pay to Parent the Company Termination Fee as follows: (A) concurrently with any termination pursuant to Section 8.1(c)(iii) or Section 8.1(d)(ii) or any termination by the Company pursuant to Section 8.1(b)(iv), and (B) within five (5) Business Days after the consummation of the transaction contemplated in subclause (C) of the foregoing clause (iv) or any termination by Parent pursuant to Section 8.1(b)(iv); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion; provided, that, solely for the purposes of this Section 8.2(b), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references in such definition to 25% shall be changed to 51%. If this Agreement is terminated by Parent pursuant to Section 8.1(b)(iii), then the Company shall pay to Parent the Termination Expenses within five (5) Business Day after such termination; it being understood that in no event shall the Company be required to pay the Termination Expenses on more than one occasion, including as part of any Company Termination Fee payable hereunder. Upon payment of the Company Termination Fee, the Company shall have no further liability to Parent or Sub with respect to this Agreement or the transactions contemplated hereby. The payment contemplated by this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes. In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.

(c) If this Agreement is terminated by the Company pursuant to Section 8.1(b)(i) (and as of the Termination Date the conditions set forth in Section 7.1 and Section 7.2 (other than Section 7.2(c)) were satisfied), Section 8.1(c)(i) or Section 8.1(c)(ii), then Parent shall pay to the Company a termination fee of $25 million in cash (the “Parent Termination Fee”) within two (2) Business Days of such termination; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. The payment contemplated by this Section 8.2(c) shall be made by wire transfer of immediately available funds to an account designated by the Company. In the event that Parent shall fail to pay the Parent Termination Fee when due, Parent shall reimburse the Company for all reasonable costs and expenses actually incurred or accrued by the Company (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby at any time prior to the Effective Time with respect to any of the terms contained herein by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions); provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s stockholders hereunder without the approval of such stockholders.

Section 9.2 Nonsurvival of Representations and Warranties. None of the representations and warranties of the Company in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)		if to Parent or Sub, to:

c/o Platinum Equity Advisors, LLC
360 North Crescent Drive, South Building
Beverly Hills, CA 90210
Telephone: (310) 712-1850
Facsimile: (310) 712-1863
	Attention:	Eva M. Kalawski, General Counsel

with a copy to:

Bingham McCutchen LLP
600 Anton Blvd., 18th Floor
Costa Mesa, CA 92646
Telephone: (714) 830-2026
Facsimile: (714) 830-0726
Attention: James W. Loss

(b)		if to the Company, to:

Ryerson Inc.
2621 West 15 th Place
Chicago, Illinois 60608
Telephone: 773-762-2121
Facsimile: 773-788-4248
	Attention:	M. Louise Turilli, General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606
Telephone: 312-407-0700
Facsimile: 312-407-0411
	Attention:	Charles W. Mulaney, Jr.
Richard C. Witzel, Jr.

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Disclosure of any fact, circumstance or information in any section of the Company Disclosure Schedule shall be deemed to be adequate response and disclosure of such fact, circumstance or information with respect to any representation, warranty or covenant in any section of Article IV or Article VI calling for disclosure of such fact, circumstance or information to the extent it is reasonably apparent on the face of such disclosure that is relevant to such other representation, warrant or covenant, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations, warranties or covenants. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and the exhibits hereto, together with the other instruments referred to herein), the Confidentiality Agreement and the Equity Commitment Letter (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b), except as provided in Article III on and after the Effective Time and Section 6.4(b) and Section 6.6, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding any other provision of this Agreement, but without limiting the right of the Company to receive the Parent Termination Fee and the related costs, expenses and interest to the extent provided in Section 8.2(c) or the Equity Commitment Letter, the maximum aggregate liability of Parent, Sub and the Investors to the Company and its Affiliates and Representatives relating to or arising out of this Agreement or the transactions contemplated hereby under any theory shall in no event exceed the Parent Termination Fee and the related costs, expenses and interest to the extent provided in Section 8.2(c) or the Equity Commitment Letter, and upon payment of such amounts the Company shall not, directly or indirectly, recover or seek to recover under any theory any amount in excess of such aggregate amount from Parent, Sub and the Investors relating to or arising out of this Agreement or the transactions contemplated hereby (it being understood and agreed that the obligations of each Investor are limited to the obligations of such Investor expressly provided in the Equity Commitment Letter), provided, however that nothing herein shall relieve Parent or Sub of liability to pay the Merger Consideration, Option Consideration, Performance Award Consideration and all fees and expenses related to the transactions contemplated by this Agreement in the event the Merger occurs.

Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware and (d) each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any Federal court located in the State of Delaware or any Delaware state court in any other court or jurisdiction.

Section 9.10 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent and/or Sub may assign all or any of their rights and obligations hereunder as collateral to any financing source or to any Affiliate of Parent after providing written notice thereof to the Company; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.12 Expenses. All costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the transactions contemplated hereby is consummated.

Section 9.13 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.14 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

[The remainder of this page has been intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

RYERSON INC.

By:	/s/ Jay M. Gratz
Name:	Jay M. Gratz
Title:	Executive Vice President and Chief Financial Officer

RHOMBUS HOLDING CORPORATION

By:	/s/ Eva M. Kalawski
Name:	Eva M. Kalawski
Title:	Vice President and Secretary

RHOMBUS MERGER CORPORATION

By:	/s/ Eva M. Kalawski
Name:	Eva M. Kalawski
Title:	Vice President and Secretary

Index of Schedules*

Company Disclosure Schedule Section 4.1—Organization

Company Disclosure Schedule Section 4.2—Capitalization

Company Disclosure Schedule Section 4.3—Authorization; Validity of Agreement; Company Action

Company Disclosure Schedule Section 4.4—Consents and Approvals; No Violations

Company Disclosure Schedule Section 4.5—SEC Reports

Company Disclosure Schedule Section 4.6—No Undisclosed Liabilities

Company Disclosure Schedule Section 4.7—Absence of Certain Changes

Company Disclosure Schedule Section 4.8—Employee Benefit Plans

Company Disclosure Schedule Section 4.9—Litigation

Company Disclosure Schedule Section 4.10—Compliance With Law

Company Disclosure Schedule Section 4.11—Taxes

Company Disclosure Schedule Section 4.12—Tangible Assets

Company Disclosure Schedule Section 4.13—Intellectual Property

Company Disclosure Schedule Section 4.14—Environmental

Company Disclosure Schedule Section 4.15—Labor Matters

Company Disclosure Schedule Section 4.16—Insurance

Company Disclosure Schedule Section 4.17—Contracts

Company Disclosure Schedule Section 4.18—Interested Party Transactions

Company Disclosure Schedule Section 4.19—Proxy Statement

Company Disclosure Schedule Section 4.20—Board Vote; Company Requisite Vote; Takeover Statutes

Company Disclosure Schedule Section 4.21—Brokers or Finders

Company Disclosure Schedule Section 4.22—Opinion of Financial Advisor

Company Disclosure Schedule Section 4.23—Rights Agreement

Company Disclosure Schedule Section 4.24—No Other Representations

Company Disclosure Schedule Section 6.1—Interim Operations of the Company

Company Disclosure Schedule Section 6.4—Employee Benefits

Parent Disclosure Schedule Section 5.9—Financing Commitments

Parent Disclosure Schedule Section 5.13—Absences of Arrangements with Management

*	Exhibits and Schedules to the Agreement and Plan of Merger are not being filed herewith. The Registrant undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request, pursuant to Item 601(b)(2) of Regulation S-K.

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